EXHIBIT 21

LIST OF SUBSIDIARIES OF ANOTEROS, INC.

1.	Antero Payment Solutions, Inc. Jurisdiction of Formation:	Nevada
2.	Doolittle Edutainment Corp. Jurisdiction of Formation:	Nevada